UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 17, 2013

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices)

94080

(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 17, 2013, Solazyme, Inc. (the “Company” or “Solazyme”) entered into a purchase agreement (the “Purchase Agreement”) relating to the sale by the Company of $115 million aggregate principal amount of Convertible Senior Subordinated Notes due 2018 (the “Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Under the terms of the Purchase Agreement, the Company granted the initial purchaser of the Convertible Notes a 30-day option to purchase up to an additional $10 million aggregate principal amount of the Convertible Notes solely to cover over-allotments, if any. The Company expects this offering (the “Note Offering”) to close on January 24, 2013, subject to the satisfaction of customary closing conditions.

The Convertible Notes will be general unsecured obligations of Solazyme and will be subordinated in right of payment to its Senior Debt (as defined in the indenture governing the Convertible Notes). The Convertible Notes will effectively rank junior in right of payment to any of Solazyme’s secured indebtedness to the extent of the value of the assets securing such indebtedness and be structurally junior to all indebtedness and other liabilities of Solazyme’s subsidiaries, including trade payables.

Solazyme expects that the net proceeds from this offering will be approximately $109.8 million, after deducting discounts to the initial purchaser and estimated offering expenses payable by Solazyme. Solazyme intends to use the net proceeds of the offering to fund project related costs and capital expenditures and for general corporate purposes.

The Convertible Notes will bear interest at a fixed rate of 6.00% per year, payable semiannually in arrears on August 1 and February 1 of each year, beginning on August 1, 2013. The Convertible Notes will mature on February 1, 2018, unless earlier repurchased or converted. Solazyme may not redeem the Convertible Notes prior to maturity.

The Convertible Notes are convertible at the option of the holders at any time prior to the close of business on the scheduled trading day immediately preceding February 1, 2018 into shares of Solazyme’s common stock at the then-applicable conversion rate. The conversion rate will initially be 121.1240 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $8.26 per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. With respect to any conversion prior to November 1, 2016 (other than conversions in connection with certain fundamental changes where Solazyme may be required to increase the conversion rate as described below), in addition to the shares deliverable upon conversion, holders will be entitled to receive an early conversion payment equal to $83.33 per $1,000 principal amount of Convertible Notes surrendered for conversion that may be settled, at Solazyme’s election, in cash or, subject to satisfaction of certain conditions, in shares of Solazyme’s common stock.

If Solazyme undergoes a fundamental change (as defined in the indenture governing the Convertible Notes), holders may require Solazyme to repurchase for cash all or part of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, if certain fundamental changes occur, Solazyme may be required in certain circumstances to increase the conversion rate for any Convertible Notes converted in connection with such fundamental changes by a specified number of shares of its common stock.

On January 18, 2013, the Company issued a press release announcing the pricing of the Convertible Notes. As required by Rule 135c(d) under the Securities Act, a copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements regarding the Company’s financing plans, including statements related to the Note Offering and the Company’s intended use of net proceeds of the Note Offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to market and other general economic conditions, whether the Company will be able to satisfy the conditions required to close the sale of the Convertible Notes and the anticipated use of the net proceeds from the sale of the Convertible Notes. The Company’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although the Company’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by the Company. As a result, you are cautioned not to rely on these forward-looking statements.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC.
(Registrant)

Date: January 18, 2013	By:	/s/ TYLER PAINTER
Tyler Painter
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 18, 2013